                                                                    EXHIBIT 21.1

                    SUBSIDIARIES OF THE REGISTRANT INCLUDE:

    a.  Tripod, Inc., a Delaware corporation, doing business as "Tripod;"

    b. WiseWire, Inc., a Pennsylvania corporation, doing business as "WiseWire;"

    c.  WhoWhere, Inc., a California corporation, doing business as "WhoWhere;"


    d. GuestWorld, Inc., a Delaware corporation, doing business as "GuestWorld;"



    e. Internet Music Distribution, Inc., a Delaware corporation, doing business as "Internet Music Distribution;"



    f. Wired Ventures, Inc., a Delaware corporation, doing business as "Wired Ventures;"



    g. Wired Digital, Inc., a Delaware corporation, doing business as "Wired Digital;" and



    h. Quicksilver Acquisition Corp., a Delaware corporation, doing business as "Quicksilver Acquisition Corp.".